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                                                                    EXHIBIT 1.01




                         SUPPLEMENTAL WARRANT INDENTURE


      This Supplemental Warrant Indenture is made as of November 1, 1996,

BETWEEN:

                 VISTA GOLD CORP., a company amalgamated under the laws of the Province of British Columbia, having its head office at Suite 3000, 370 Seventeenth Street, Denver, Colorado, U.S.A. 80202

                 (the "Company")

AND:

                 MONTREAL TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, having an office at 510 Burrard Street, Vancouver, British Columbia, V6C 3B9

                 (the "Trustee").

                 WHEREAS:

         A. Granges Inc. ("Granges") and the Trustee entered into a Warrant Indenture (the "Indenture") dated as of April 25, 1996 providing for the creation and issue of 4,849,900 common share purchase warrants (the "Warrants");

         B. Pursuant to the terms of the Amalgamation Agreement dated September 16, 1996 between Granges and Da Capo Resources Ltd. ("Da Capo"), Granges and Da Capo amalgamated as one company on November 1, 1996 under the name "Vista Gold Corp.";

         C. Section 5.5 of the Indenture requires the corporation formed by the amalgamation to execute and deliver to the Trustee a supplemental indenture providing that the holder of each Warrant then outstanding shall have the right thereafter to exercise Warrants only into the kind and amount of shares and other securities and property receivable upon such amalgamation by a holder of the number of shares which were purchasable upon the exercise of the Warrants had the Warrants been exercised immediately prior to the amalgamation;



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                 NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that, in consideration of mutual premises and covenants of the parties, the parties covenant and agree as follows:

         1. Each Warrant outstanding upon the amalgamation shall entitle the holder thereof to acquire on the exercise thereof one common share in the capital of the Company as adjusted from time to time in accordance with the Indenture.

         2. All other terms and conditions of the Indenture which are not specifically amended shall remain in full force and effect.

         3. This Supplemental Warrant Indenture may be executed in any number of original or facsimile counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

                 IN WITNESS WHEREOF this Supplemental Warrant Indenture is executed as of the date first above written.

                                       VISTA GOLD CORP.

                                       By:
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                                       By:
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                                       MONTREAL TRUST COMPANY OF CANADA

                                       By:
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                                       By:
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